Exhibit 10.2

JAMES L. REYNOLDS

EMPLOYMENT AGREEMENT WITH ADOMANI, INC.

This EMPLOYMENT AGREEMENT is entered into by and between ADOMANI, INC., a Delawarecorporation (the "Company"), with its corporate headquarters located at 4740 Green River Road, Corona, California 92880 and JAMES L. REYNOLDS, the undersigned individual ("Executive"), with his address located at 10459 Apache River Avenue, Fountain Valley, California 92708.

RECITAL

The Company and Executive desire to enter into an EMPLOYMENT AGREEMENT setting forth the terms and conditions of Executive's employment with the Company.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, the Company and Executive agree as follows:

1.	Employment.

(a)

Term. The Company hereby employs Executive to serve as its Chief Executive Officer/President of the Company. The employment with the Company is for a five-year period. The Executive is free to terminate the employment relationship at any time, subject to the other provisions of this Agreement.

(b)Duties and Responsibilities. Executive will report to the Company's Board of Directors. Within the limitations established by the Bylaws of the Company, the Executive shall have each and all of the duties and responsibilities of the Executive's position and such other duties on behalf of the Company as may be reasonably assigned from time to time by the Company's Board of Directors.

(c)Location. The location at which Executive shall perform services for the Company shall be 4740 Green River Road, Corona, California 92880, or at any other location where the Company designates its corporate office. Executive agrees to perform the services of Chief Executive Officer/President at said corporate office unless the Board of Directors agrees that the executive may perform his services of Chief Executive Officer/President at another location.

2.	Compensation.

(a)

Base Salary. Executive shall be paid a base salary ("Base Salary”) at the annual rate of Two Hundred Ninety Four Thousand Dollars ($294,000.00), payable in monthly installments consistent with the Company's payroll practices. The annual Base Salary shall be reviewed on or before

December 31 of each year, unless Employee's employment hereunder shall have been terminated earlier pursuant to this Agreement.

By December 31 of each year, the Board of Directors of the Company shall determine if such Base Salary should be increased for the following year in recognition of services to the Company. The Company agrees to begin compensating the Employee under this Employment commencing September 16, 2019.

As an additional Base Pay, Executive shall also be entitled to receive five percent (5%) of the Net Profits of the Company on an annual basis.The determination of Net Profits shall be in accordance with the definition of Net Profits as described in Generally Accepted Accounting Principles (GAAP) which is the Company's income, less cost of goods, less operating expenses.The computation of Net Income for the purpose of this paragraph shall be prior to state and federal corporate income taxes.

(b)Car Allowance. Executive shall be provided a Car Allowance at the annual rate of Eighteen Thousand Dollars ($18,000.00, payable in monthly installments. The Car Allowance shall be used at Executive's discretion toward the purchase/lease of an electric vehicle of Executive's choice. Executive understands that the Car Allowance will be treated as taxable income and will be paid regardless of the amount of Executive's monthly car payments.

(c)Payment. Payment of all compensation to Executive hereunder shall be made in accordance with the relevant Company policies in effect from time to time, including normal payroll practices, and shall be subject to all applicable employment and withholding taxes.

(d)Bonus. Executive may also be entitled to a bonus determined at the sole discretion of the Board of Directors.

Reynolds Employment Agreement Page 2 of 11

3.	Other Employment Benefits.

(a)

Business Expenses. Upon submission of itemized expense statements in the manner specified by the Company, Executive shall be entitled to reimbursement for reasonable travel and other reasonable business expenses duly incurred by Executive in the performance of his duties under this Agreement. However, Company shall furnish Executive with a debit and/or credit card for payment of business expenses.Executive agrees to comply with all reporting requirements of Section 274 of the Internal Revenue Code of 1986 and all changes thereto in addition to the Treasury Regulations and rulings promulgated thereunder.

(b)

Benefit Plans. Executive shall be entitled to participate in the Company's benefit plans offered by the Company to its employees during the term of this Agreement. Nothing in this Agreement shall preclude the Company from terminating or amending any employee benefit plan or program from time to time. The Company also agrees to include the Executive in any insurance plan it incorporates, including, but not limited to, medical insurance, dental insurance, long-term disability insurance, and life insurance. If Executive is paying for medical insurance or dental insurance and the Company has not instituted either or both a medical insurance plan or dental insurance plan, then Company shall reimburse Executive his out of pocket payments for medical insurance and dental insurance.

(c)Vacation and Sick Pay. Executive shall be entitled to three (3) weeks total of vacation and sick pay each year of full employment, exclusive of legal holidays, as long as the scheduling of Executive's vacation does not interfere with the Company's normal business operations.

(d)Holidays. Employee shall be entitled to the following Holidays: New Years Day, President's Day, Memorial Day, Independence Day, Labor Day, Veterans Day, Thanksgiving, and Christmas.

(f)No Other Benefits. Subject to Section 5(b), Executive understands and acknowledges that the compensation specified in Sections 2 and 3 of this Agreement shall be in lieu of any and all other compensation, benefits and plans. However, Executive understands that the Company, from time to time, shall be adopting Stock Option Plans and will be entitled to receive

Reynolds Employment Agreement Page 3 of 11

additional stock option grants at the determination of the Board of Directors of the Company.

4.Executive's Business Activities. Executive shall devote his entire business time, attention and energy to the business and affairs of the Company. Executive may serve as a member of the Board of Directors of other organizations that do not compete with the Company, and may participate in other professional, civic, governmental organizations, and activities that do not materially affect his ability to carry out his duties hereunder.

5.	Termination of Employment.

(a)For Cause. Notwithstanding anything herein to the contrary, the Company may terminate Executive's employment hereunder for cause for any one of the following reasons:

(1) conviction of a felony, or a misdemeanor where imprisonment is imposed, (2) commission of any act of theft, fraud, or falsification of any employment or Company records in any material way, (3) Executive's failure or inability to perform any material reasonably assigned duties after written notice from the Company of, and a reasonable opportunity to cure, such failure or inability, or (4) material breach of this Agreement which breach is not cured within ten (10) days following written notice of such breach. Upon termination of Executive's employment with the Company for cause, the Company shall be under no further obligation to Executive for salary or bonus, except to pay all accrued but unpaid base salary, accrued bonus (if any) and accrued vacation to the date of termination thereof.

(b)	Without

Executive's employment

Cause. The Company may not terminate hereunder at any time without cause.

(c)Cooperation. After notice of termination, Executive shall cooperate with the Company, as reasonably requested by the Company, to affect a transition of Executive's responsibilities and to ensure that the Company is aware of all matters being handled by Executive.

6.Disability of Executive. The Company may terminate this Agreement without liability if Executive shall be permanently prevented from properly performing his essential duties hereunder with reasonable accommodation by reason of illness or other physical or mental incapacity for a period of

Reynolds Employment Agreement Page 4 of 11

more than 120 consecutive days.In the event of the disability of Executive and his termination in accordance with this Section, the Company's obligations hereunder shall automatically cease and terminate; provided, however, that within 15 days the Company shall pay to Executive's heirs or personal representatives Executive's Base Salary and accrued vacation accrued to the date of termination. However, if Executive's employment is terminated by the Company under this section for disability, then all stock options that have not vested for Executive shall vest on the date of termination.Executive shall have ninety days (90) to pay for such stock options which have received accelerated vesting after notification is received from the Company by the Executive, his Personal Representative or Heirs at the address noted herein.

7.Death of Executive. In the event of the death of Executive, the Company's obligations hereunder shall automatically cease and terminate; provided, however, that within 15 days the Company shall pay to Executive's heirs or personal representatives Executive's Base Salary and accrued vacation accrued to the date of death.However, if Executive's employment is terminated by the Company under this section for death, then all stock options that have not vested for Executive shall vest on the date of termination.Executive's personal representative or heirs shall have ninety days (90) to pay for such stock options which have received accelerated vesting after notification is received by the Executive's personal representative or heirs from the Company at the address noted herein.

8.Confidential Information and Invention Assignments. Executive understands that the Company possesses Proprietary Information as defined below which is important to its business and that this Agreement creates a relationship of confidence and trust between Executive and the Company with regard to  Proprietary Information.

(a)Proprietary Information. For purposes of this Agreement, "Proprietary Information" is information that was or will be developed, created or discovered by or on behalf of the Company, or is developed, created or discovered by Executive while performing Services, or which became or will become known by, or was or is conveyed to the Company which has commercial value in the Company's business. "Proprietary Information" includes, but is not limited to, trade secrets, designs, technology, know-how, works of authorship, source and object

Reynolds Employment Agreement Page 5 of 11

code, data, computer programs, ideas, techniques, business and product development plans, and other information concerning the Company's actual or anticipated business, research or development, personnel information, terms of compensation and performance levels of Company employees, inventions (as defined in subsection (e) below), or that is received in confidence by or for the Company from any other person. Executive understands and agrees that this employment relationship creates a relationship of confidence and trust between the Company and Executive with respect to Proprietary Information.

(b)Confidentiality. At all times, both during the term of this Agreement and after its termination, Executive will keep in confidence and trust, and will not use or disclose any Proprietary Information without the prior written consent of the Company, except as may be necessary in the ordinary course of performing the Services under this Agreement.

(c)Company Documents. Executive understands that the Company possesses or will possess Company Documents that are important to its business. For purposes of this Agreement, "Company Documents" are documents or other media or tangible items that contain or embody Proprietary Information or any other information concerning the business, operations or plans of the Company, whether such documents have been prepared by Executive or by others. "Company Documents" include, but are not limited to, drawings, photographs, charts, graphs, research data, notebooks, computer disks, tapes or printouts, sound recordings and other printed, typewritten or handwritten documents. All Company Documents are and shall remain the sole property of the Company. Executive agrees not to remove any Company Documents from the business premises of the Company or deliver any Company Documents to any person or entity outside the Company, except as required in connection with performance of the Services under this Agreement. Executive further agrees that, immediately upon the Company's request and in any event upon completion of the Services or the termination of this Agreement, Executive shall deliver to the Company all Company Documents, apparatus, equipment and other physical property or any reproduction of such property, excepting only Executive's copy of this Agreement.

(d)Solicitation of Company Employees. During the term of this Agreement and for two years thereafter, Executive will not encourage or solicit any employee of the Company to leave the Company for any reason.

Reynolds Employment Agreement Page 6 of 11

(e)Work for Hire. It is understood and agreed that if Executive has rendered or is rendering services to and for the benefit of the Company, including developing software or other technology, or creating improvements, inventions, designs, formulas, works of authorship, trade secrets, technology, ideas, processes, techniques, know-how and data, whether or not patentable (together, the "Inventions"), then those Inventions are for the sole and exclusive use of the Company, and that the Company shall be deemed the sole and exclusive owner of all right, title and interest in and to such Inventions, including any designs, source code, object code, enhancements and modifications, all files including input and output materials, all documentation relating to such Inventions, all media upon which any such computer programs, files and documentation are located (including tapes, disks and other storage media) and including all copyright, patent, trademark and other proprietary rights therein and relating thereto. All Inventions developed by Executive and any supporting documentation therefor shall be considered "Works for Hire" [as that term is defined under the United States Copyright Act (17 U.S.C., Section 101)] and, as such, shall be owned by and for the benefit of the Company.

(f)Disclosure of Inventions. Executive will promptly disclose in writing to the Company all Inventions made or conceived or reduced to practice or developed by Executive, either alone or jointly with others, during the term of this Agreement in connection with the Services that relate to any Proprietary Information.

(g)Title to Intellectual Property. All Proprietary Information and all title, patents, patent rights, copyrights, trade secret rights and other intellectual property and rights anywhere in the world (collectively "Rights") in connection therewith shall be the sole property of the Company.

(h)

Assignment of Inventions. In the event that it should be determined that any of the Inventions, Rights or supporting documentation therefor do not qualify as Works for Hire, Executive will and hereby does assign to the Company for no additional consideration, all right, title, and interest that he may possess in such Inventions and/or Rights and documentation including, but not limited to, all copyright and proprietary rights relating thereto. Executive hereby assigns to the Company any Rights Executive may have or acquire in such Proprietary Information.

Reynolds Employment Agreement Page 7 of 11

(i)Cooperation with Company. Executive agrees to perform, during and after the term of this Agreement, all acts deemed necessary or desirable by the Company to permit and assist it, in evidencing, perfecting, obtaining, maintaining, defending and enforcing Rights and/or Executive's assignment with respect to such Inventions in any and all countries. Such acts may include, but are not limited to, execution of documents and assistance or cooperation in legal proceedings. Executive hereby irrevocably designates and appoints the Company and its duly authorized officers and agents, as Executive's agents and attorneys-in-fact to act for and on behalf and instead of Executive, to execute and file any documents and to do all other lawfully permitted acts to further the above purposes with the same legal force and effect as if executed by Executive.

(j)Prior Confidentiality Agreements. Executive represents that performance of all the terms of this Agreement will not breach any agreement to keep in confidence Proprietary Information acquired by Executive in confidence or in trust prior to the execution of this Agreement. Executive has not entered into, and Executive agrees not to enter into, any agreement either written or oral that conflicts or might conflict with Executive's performance of the Services under this Agreement.

(k)

Right to License. If any Rights or Inventions assigned hereunder are based on, or incorporated, or are improvements or derivatives of, or cannot be reasonably made, used, reproduced and distributed without using or violating technology or Rights owned or licensed by Executive and not assigned hereunder, Executive hereby grants the Company a perpetual, worldwide, non-exclusive sublicensable right and license to exploit and exercise all such technology and Rights in support of the Company's exercise or exploitation of any assigned Rights or Inventions (including any modifications, improvements and derivatives thereof).

9.Exclusive Employment. During employment with the Company, Executive will not do anything to compete with the Company's present or contemplated business, nor will he plan or organize any competitive business activity. Executive will not during his employment or within two (2) years after it ends, without the Company's express written consent, solicit or encourage any employee, agent, independent contractor, supplier, Executive, investor, or alliance partner to terminate or alter a relationship with the Company.After this agreement is

Reynolds Employment Agreement Page 8 of 11

terminated and for two (2) years thereafter, Executive shall not, compete with the Company without the Company's express written consent

10.Assignment and Transfer. Executive's rights and obligations under this Agreement shall not be transferable by assignment or otherwise, and any purported assignment, transfer or delegation thereof shall be void.

11.No Inconsistent Obligations. Executive is aware of no obligations, legal or otherwise, inconsistent with the terms of this Agreement or with his undertaking employment with the Company. Executive will not disclose to the Company, or use, or induce the Company to use, any proprietary information or trade secrets of others.

12.	Miscellaneous.

(a)Attorneys' Fees. Should either party hereto, or any heir, personal representative, successor or assign of either party hereto, resort to legal proceedings in connection with this Agreement or Executive's employment with the Company, the party or parties prevailing in such legal proceedings shall be entitled, in addition to such other relief as may be granted, to recover its or their reasonable attorneys' fees and costs in such legal proceedings from the non-prevailing party or parties; provided, however, that nothing herein is intended to affect the provisions of Section 12(1).

(b)Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California without regard to conflict of law principles.

(c)Entire Agreement. This Agreement contains the entire agreement and understanding between the parties hereto and supersedes any prior or contemporaneous written or oral agreements, representations and warranties between them respecting the subject matter hereof.

(d)Amendment. This Agreement may be amended only by a writing signed by Executive and by a duly authorized representative of the Company after approval of the Company's Board of Directors.

(e)Severability. If any term, provision, covenant or condition of this Agreement, or the application thereof to any person, place or circumstance, shall be held to be invalid,

Reynolds Employment Agreement Page 9 of 11

unenforceable or void, the remainder of this Agreement and such term, provision, covenant or condition as applied to other persons, places and circumstances shall remain in full force and effect.

(f)Construction. The headings and captions of this Agreement are provided for convenience only and are intended to have no effect in construing or interpreting this Agreement. The language in all parts of this Agreement shall be in all cases construed according to its fair meaning and not strictly for or against the Company or Executive.

(g)

Rights Cumulative. The rights and remedies provided by this Agreement are cumulative, and the exercise of any right or remedy by either party hereto (or by its successor), whether pursuant to this Agreement, to any other agreement, or to law, shall not preclude or waive its right to exercise any or all other rights and remedies.

(h)

Nonwaiver. No failure or neglect of either party hereto in any instance to exercise any right, power or privilege hereunder or under law shall constitute a waiver of any other right, power or privilege or of the same right, power or privilege in any other instance. All waivers by either party hereto must be contained in a written instrument signed by the party to be charged and, in the case of the Company, by an officer of the Company (other than Executive) or other person duly authorized by the Company's Board of Directors.

(i)

Notices. Any notice, request, consent or approval required or permitted to be given under this Agreement or pursuant to law shall be sufficient if in writing, and if and when sent by certified or registered mail, with postage prepaid, to Executive's residence (as noted in the Company's records), or to the Company's principal office, as the case may be.

(j)Assistance in Litigation. Executive shall, during and after termination of employment, upon reasonable notice, furnish such information and proper assistance to the Company as may reasonably be required by the Company in connection with any litigation in which it or any of its subsidiaries or affiliates is, or may become a party; provided, however, that such assistance following termination shall be furnished at mutually agreeable times and for mutually agreeable compensation.

Reynolds Employment Agreement Page 10 of 11

(k)Disputes. Any controversy, claim or dispute arising out of or relating to this Agreement or the employment relationship, either during the existence of the employment relationship or afterwards, between the parties hereto, shall be litigated solely in state or federal court in San Francisco, California. Each party (1) submits to the jurisdiction of such court, (2) waives the defense of an inconvenient forum, and

(3)agrees that valid consent to service may be made by mailing or delivery of such service to the party at the party's last known address, if personal service delivery cannot be easily effected.

(1)Waiver of Jury Trial. EACH PARTY, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY AS TO ANY ISSUE RELATING HERETO IN ANY ACTION, PROCEEDING, OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER MATTER INVOLVING THE PARTIES HERETO.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date set forth below.

Dated:September 16, 2019

ADOMANI , INC.:

EXECUTIVE:Board of Directors:

JAMES L. REYNOLDS	Jack Perkowski Chairman

Compensation Committee

Reynolds Employment Agreement Page 11 of 11